Exhibit 99.1

Secured Digital to Invest in V-Mobile Communications Pty Ltd;
Announces Dividend to Stockholders

NEW YORK, NY – March 25, 2009 – Secured Digital Applications, Inc. (OTCBB: SDGL), a provider of mobile communication, outsourced business and information technology consulting services, announced today that it had executed a Subscription Agreement to acquire up to 3.3 million Series A Convertible Preference Shares (“CPS”) in V-Mobile Communications Pty Ltd, Australia (“VMC”).

Subscription Agreement

Under the Agreement, SDGL has the non-exclusive option until the closing to subscribe up to 3.3 million CPS at AU$0.60 per share for a total consideration of AU$1.98 million (approximately US$1.385 million).  The transaction is expected to close on April 8, 2009.   VMC has the right to accept or reject subscriptions prior to the closing.  At the next stage of VMC’s fund raising exercise, the 3.3 million CPS will be converted into 3.3 million Ordinary Shares prior to the listing of VMC on the Australian Stock Exchange (“ASX”).   The acquisition will be funded from internally generated funds and issuance of SDGL’s securities.

Announcement of Dividend

Concurrent with the closing of the acquisition and provided that (a) SDGL exercises and receives the CPS in accordance with the Subscription Agreement and (b) such shares of CPS are converted to VMC’s Ordinary Shares (“VMC Shares”), the Company’s Board of Directors has approved the allocation of VMC Shares to be distributed to SDGL’s stockholders as dividend.    The dividend is expected to occur on June 15, 2009 (the “Dividend Date”) with the distribution of VMC Shares on a pro-rata basis that will entitle SDGL’s stockholders to receive one VMC Share for every 300 shares of SDGL common stock or one VMC Share for every two shares of SDGL Preferred Stock held on April 15, 2009 (the “Record Date”).

Any SDGL stockholder that sells shares of SDGL common stock between the Record Date and the Dividend Date will receive from the purchaser of those shares a due bill that entitles the purchaser delivery of the dividend shares.  The CPS will be held in escrow pending VMC receiving approval from the Australian Securities and Investment Commission to convert from a private company to a public company prior to its proposed listing on ASX.  The Company’s Board has also decided that fractional shares held by SDGL stockholders will not be entitled to receive any VMC Share.   Distribution of the dividend is subject to various conditions and regulatory requirements of the U.S. and Australia. VMC’s Managing Director and co-founder, John McLeay, commented, “The confidence shown by SDGL in supporting VMC highlights the value of our unique mobile VoIP technology and, in light of current uncertainties in financial markets, provides a strong validation of our private label partner program, business model and marketing strategy.”  McLeay added, “VMC’s mobile video sharing application will be an important differentiator for the next generation of mobile VoIP applications.  We believe that VMC will grow to become the eyes and ears of the world.”

“We are impressed with VMC’s private label partner program.  As a value added investor in VMC, we will insure that VMC receives strategic guidance and cooperation towards its goals to become an international success,” said Patrick Lim, Chairman and CEO of Secured Digital Applications.  “We are confident that the combination of SDGL’s core competency in multimedia content production and mobile communication with VMC’s mobile VoIP technology and McLeay’s rich experience in the media industry will grow VMC into a formidable mobile VoIP applications service provider in Asia.”

About Secured Digital Applications, Inc.:
Secured Digital Applications, Inc. is a provider of mobile communication, business process outsourcing and multimedia content production services. The Company’s business is organized under two divisions, namely: investment holding and technology licensing.  The investment holding division has investments in mobile VoIP communication and multimedia content production companies while the technology licensing division is involved in the delivery of private label solutions for our Channel Partners.  Private label solutions offered by the Company include mobile VoIP calls, mobile advertising, mobile video sharing, GPS tracking, inventory logistics control, smart home and biometric security.  For more information, please visit www.digitalapps.net and www.sdawmedia.com. Information on our websites does not comprise a part of the press release.

About V-Mobile Communications Pty Ltd
V-Mobile Communications Pty Ltd is an integrated mobile advertising service provider.  The Company has developed a mobile VoIP gateway as a solution to build an integrated mobile VoIP network to deploy and monetize mobile advertising globally.  The gateway combines the disparate sources of content, social media, location services and a customer rewards program that enables content publishers, advertisers, brand owners, mobile operators and entrepreneurs to accelerate the creation of highly personalized, interactive and compelling content services for mobile community users.  For more information, please visit www.vmobile.com.au.  Information on www.vmobile.com.au does not comprise a part of the press release.

Safe Harbor Statement:
Information contained in this press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the use of forward-looking terminology such as "believes," "expects," "is expected," "intends," "may," "will," "should," "anticipates," "plans" or the negative thereof. These forward-looking statements often include forecasts and projections for future revenue and/or profits and are subject to revision and are not based on audited results. Forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause actual results to vary materially from historical results or from any future results expressed or implied in such forward-looking statements. Such risks and uncertainties include, but are not limited to, economic downturns, failure to achieve anticipated short- and long-term financial benefits from our business, failure to achieve market demand and acceptance for our products and services and failure to generate sufficient capital or to obtain financing to fund our operations and growth. The Company does not undertake to update, revise or correct any forward-looking statements. Investors are cautioned that current results are not necessarily indicative of future results, and actual results may differ from projected amounts. For more complete information concerning factors that could affect the Company's results, reference is made to the Company's registration statements, reports and other documents filed with the Securities and Exchange Commission.

Contact:

Secured Digital Applications Inc.
Patrick Lim
p.lim@digitalapps.net